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                                                                   EXHIBIT 23.4




                       CONSENT OF INDEPENDENT ACCOUNTANTS




We consent to the use of our report dated February 11, 1997, except for Note 21, as to which the date is March 11, 1997, relating to the Consolidated Financial Statements of F.F.O. Financial Group, Inc., as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, and to the use of our review report on the unaudited Consolidated Financial Statements of F. F. O. Financial Group, Inc. as of March 31, 1997 and for the three-month periods ended March 31, 1997 and 1996, and to the reference to our Firm under the caption "Experts" in the Amendment No. 2 to Form S-2 Registration Statement of Republic Bancshares, Inc.





/s/  Hacker, Johnson, Cohen & Grieb
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HACKER, JOHNSON, COHEN & GRIEB
Orlando, Florida
July 14, 1997